Exhibit 97

Title:	Executive Compensation Clawback Policy
Owner:	Chief Legal Officer
Applies:	Worldwide
Issuer:	Compensation Committee
Issued:	August 1, 2024

Policy Statement
Ferguson Enterprises Inc. (including all of its subsidiaries worldwide, the Company) is committed to acting with integrity and in compliance with applicable laws and regulations in all its business dealings and to ensuring that management decisions are not improperly and adversely impacted by incentive compensation entitlements that could impose legal or reputational costs on the Company.
Principles
1.This Policy provides for the recoupment of certain executive compensation (Clawback) in the event of:
a.An accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities law (see Appendix A), and/or
b.Other misconduct by a Covered Executive pursuant to the terms of the Company’s compensation plans (see Appendix B).
2.This Policy is designed to comply, at a minimum, with Section 10D of the Securities Exchange Act of 1934 (the Act), as well as the rules promulgated thereunder by the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE) listing standards.
Policy Notes
•The Committee authorizes the Chief Legal Officer (or delegate) to establish additional policies, procedures and guidelines to help implement this Policy.
•This Policy shall be administered by the Compensation Committee of the Board of Directors (the Committee). Any determinations made by the Committee shall be final and binding on all affected individuals.
•For further guidance on any aspect of this Policy, please contact the Chief Legal Officer.
Appendices
Appendix A: SEC Rules-Based Clawback Provisions
Appendix B: Compensation Plan Clawback Provisions

Executive Compensation Clawback Policy
Appendix A
SEC Rules-Based Clawback Provisions
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A.Definitions.
Accounting Restatement means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
Clawback Period means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
Covered Officer means any current or former Section 16 officer of the Company within the meaning of Rule 16a-1(f) of the Securities Exchange Act (the Act), as determined by the Committee in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and NYSE listing standards.
Financial Reporting Measure means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, or any measure derived wholly or in part from such measure, such as revenues, EBITDA, or net income and (ii) stock price and total shareholder return. For the avoidance of doubt, a financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the SEC.
Incentive-Based Compensation means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
Overpayment means, with respect to each Covered Officer in connection with an Accounting Restatement, the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. Any Incentive-Based Compensation that the Company has recovered from a Covered Officer pursuant to any other recovery regime, including Section 304 of the Sarbanes-Oxley Act of 2002, will be credited against any Overpayment due from such Covered Officer.

Executive Compensation Clawback Policy
Restatement Date means the earlier to occur of: (i) the date Ferguson Enterprises Inc.’s Board of Directors (the Board), a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes or reasonably should have concluded that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
B.Overpayment Determination.
In the event of an Accounting Restatement, the Committee shall promptly determine the amount of each Covered Officer’s Overpayment, if any.
Recovery of Incentive-Based Compensation is limited to Overpayments received by a Covered Officer (i) after beginning service as a Covered Officer if that person served as a Covered Officer at any time during the Clawback Period for that Incentive-Based Compensation, and (ii) while the Company’s securities are listed on the NYSE. For the avoidance of doubt, an award of Incentive-Based Compensation granted to an individual before the individual becomes a Covered Officer will be subject to recovery under this Policy, so long as the Incentive-Based Compensation was received by the individual at any time during the Clawback Period after beginning service as a Covered Officer. Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the vesting, payment or grant of the Incentive-Based Compensation occurs after the end of that period.
For Incentive-Based Compensation based on (or derived from) stock price or total shareholder return, where the amount of the Overpayment is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.
In no event is the Company required by this Appendix to award a Covered Officer an additional payment if the Accounting Restatement would have resulted in a higher Incentive-Based Compensation payment.
C.Overpayment Recovery.
In the event the Committee determines there has been an Overpayment(s), the Committee shall require each Covered Officer to repay or forfeit such Overpayment. For the avoidance of doubt, except as set forth in the Impracticability of Overpayment Recovery section of this Appendix, in no event may the Company accept an amount that is less than the amount of the Overpayment.
The Committee has broad discretion to determine the appropriate method of recovery of the Overpayment based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. The method for recovering any Overpayment may include, without limitation:

Executive Compensation Clawback Policy
•requiring reimbursement of cash Incentive-Based Compensation previously paid;
•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
•offsetting the Overpayment from any compensation otherwise owed by the Company to the Covered Officer;
•cancelling outstanding vested or unvested equity awards; and/or
•taking any other remedial and recovery action permitted by law, as determined by the Committee.
To the extent the Committee determines that any method of recovery other than repayment by the Covered Officer in a lump sum in cash or property is appropriate, the Company shall offer to enter into a repayment agreement (in a form reasonably acceptable to the Committee) with the Covered Officer pursuant to which the Covered Officer shall repay such amount reasonably promptly. If the Covered Officer accepts such offer and signs the repayment agreement within thirty (30) calendar days after such offer is extended, the Company shall countersign such repayment agreement. If the Covered Officer fails to sign the repayment agreement within thirty (30) calendar days after such offer is extended, the Covered Officer shall be required to repay the Overpayment in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Overpayment) on or prior to the date that is thirty (30) calendar days following the date on which the Committee determined the amount of any Overpayment.
To the extent that a Covered Officer fails to repay any of the Overpayment to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Overpayment from the Covered Officer. The Covered Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Overpayment. This Appendix shall be binding and enforceable against Covered Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.
D. Impracticability of Overpayment Recovery.
The Committee shall recover any Overpayment in accordance with this Appendix, except to the extent that the Committee determines in its sole discretion that such recovery would be impracticable because:
(i) The direct expense paid to a third party to assist in enforcing this Appendix would exceed the Overpayment, after the Company has made a reasonable attempt to recover any Overpayment, documented such reasonable attempt, and provided that documentation to the NYSE;
(ii) Recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that, before determining that it would be impracticable to recover any Overpayment based on violation of home country law, the Company has obtained an opinion

Executive Compensation Clawback Policy
of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and a copy of the opinion is provided to the NYSE; or
(iii) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
E. No Indemnification; No Exemption.
The Company shall not indemnify any Covered Officer against (i) the loss of any incorrectly awarded Incentive-Based Compensation that is repaid, returned or recovered pursuant to the terms of this Appendix, or (ii) any claims relating to the Company’s enforcement of its rights under this Appendix. Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation from the application of this Appendix or that waives the Company’s right to recovery of any Overpayment, and this Appendix shall supersede any such agreement (whether entered into before, on or after the approval of this Appendix).
F. Amendment; Termination.
The Committee may amend this Appendix from time to time in its discretion and shall amend this Appendix as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or NYSE rule or listing standard.
The Committee may terminate this Appendix at any time.
Notwithstanding anything in this Appendix to the contrary, no amendment or termination shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or NYSE rule or listing standard of the NYSE.
G. Interpretation; Acceptance of Terms; Other Recoupment Rights.
The Committee intends that this Appendix will be applied to the fullest extent of the law and is authorized to interpret and construe this Appendix and to make all determinations necessary, appropriate, or advisable for the administration of this Appendix.
Any employment or service agreement, equity award agreement, compensatory plan or similar agreement or arrangement entered into with a Covered Officer shall be deemed to include, as a condition to the grant or acceptance of any benefit thereunder, an agreement by the Covered Officer to abide by the terms of this Appendix; provided, that the absence of any such agreement or arrangement shall have no impact on the applicable or enforceability of this Appendix.
Any right to recoup an Overpayment is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Executive Compensation Clawback Policy

Appendix B
Compensation Plan Clawback Provisions
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A. Definitions.
Covered Executive means a Covered Officer (as defined in Appendix A), as well as any other Company associate who receives Covered Incentive Compensation.
Covered Circumstance means:
a.A material financial misstatement of the Company’s audited financial accounts (other than as a result of a change in accounting practice); and/or
b.Misconduct.
Covered Incentive Compensation means: any award issued under the following plans at any time:
a.Ferguson Enterprises Inc. Long Term Incentive Plan 2019 (f/k/a The Ferguson Group Long Term Incentive Plan 2019)
b.    Ferguson Enterprises Inc. Ordinary Share Plan 2019 (f/k/a The Ferguson Group Ordinary Share Plan 2019)
c. Ferguson Enterprises Inc. Performance Ordinary Share Plan 2019 (f/k/a The Ferguson Group Performance Ordinary Share Plan 2019)
d. Ferguson Enterprises Inc. 2023 Omnibus Equity Incentive Plan (f/k/a Ferguson plc 2023 Omnibus Equity Incentive Plan)
Misconduct means:
a. conduct by a Covered Executive that results in (or is reasonably likely to result in) significant reputational damage to the Company;
b. the negligence or gross misconduct of a Covered Executive; and/or
c. fraud effected by or with the knowledge of a Covered Executive.
B. Clawback Authority.
If one or more of the following occur:
•at any time, fraud by or with the knowledge of one or more Covered Executive(s); or
•prior to the fifth anniversary of the applicable grant date, any of the other Covered Circumstances,

Executive Compensation Clawback Policy
then the Committee, in its absolute discretion (discretion to be exercised reasonably and in good faith), may take one or more of the following actions against the relevant Covered Executive(s):
1.reduce (including, if appropriate, reducing to zero) the number of shares, notional shares or restricted shares and/or monetary amount in respect of which any future long term incentive award is granted to the relevant Covered Executive(s) by;
2.reduce (including, if appropriate, reducing to zero) the cash amount payable under an unvested award held by the relevant Covered Executive(s) or the number of shares, notional shares, or restricted shares under an unvested long term incentive award and/or the number of shares and/or dividend equivalents under a vested but unexercised option held by the relevant Covered Executive(s) by; and/or
3.require such Covered Executive(s) to pay to the Company as the Committee may direct and on such terms as the Committee may direct the value of, such number of shares, notional shares or restricted shares and/or monetary amount as the Committee considers appropriate under the circumstances.[1]
C. Accountability.
A Covered Executive subject to a clawback under the provisions of this Appendix B shall pay any outstanding amount within 30 days of being notified by the Company and is responsible for promptly, upon request, signing any documents as may be required to effect any of the provisions in this Appendix B.

1 With respect to a vested award, such amount shall be no greater than the value of the vested shares and dividend equivalents under award at the vesting date.